UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

December 5, 2011

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Beginning on December 5, 2011, ON Semiconductor Corporation (the “Company”) has entered into privately negotiated exchange agreements (the “Exchange Agreements”) with certain holders (the “Holders”) of its 2.625% Convertible Senior Subordinated Notes Due 2026 (the “Old Notes”). Pursuant to the terms of the Exchange Agreements, the Holders will exchange (the “Exchange”) an aggregate of $198,763,000 principal amount of the Old Notes held by the Holders for an equal aggregate principal amount of the Company’s new 2.625% Convertible Senior Subordinated Notes Due 2026, Series B (the “New Notes”). The New Notes will be issued under an indenture (the “Indenture”) to be entered into among the Company, Deutsche Bank Trust Company Americas, as trustee, and the subsidiary guarantors listed therein (“Subsidiary Guarantors”). Deutsche Bank Trust Company Americas was the trustee of the Old Notes. The Company will also make cash payments to the Holders as part of the Exchange.

The Exchange is subject to certain conditions, including the effectiveness of the Company and Subsidiary Guarantors’ Application for Qualification on Form T-3 filed with the Securities and Exchange Commission on December 2, 2011. A form of the Indenture and the Exchange Agreement were filed with the Form T-3.

The New Notes will accrue interest at a rate of 2.625% per annum. Interest on the New Notes is payable in cash semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2012. The maturity date of the New Notes is December 15, 2026. With the exception of certain provisions regarding the timing of optional redemption of the New Notes by the Company, the timing of repurchase of the New Notes at the option of the Holder and the timing of a Holder’s ability to convert the New Notes, as well as the number of additional shares that may be issuable upon conversion in connection with a fundamental change, the terms of the Indenture and the New Notes are substantially similar to the terms of the Old Notes and the indenture relating to the Old Notes. The material differences between the Old Notes and the New Notes are set out under “Summary of Material Differences Between the Outstanding Notes and the New Notes” in Exhibit A-2 to the Form of Exchange Agreement filed with the Form T-3.

Subject to the terms of the Indenture, Holders will have the right to convert the New Notes into cash and shares of our common stock at any time after June 15, 2016 and upon the occurrence of certain specified events described in the Indenture prior to June 15, 2016, in each case, at a conversion rate of 95.2381 shares of common stock per $1,000 aggregate principal amount of New Notes (equivalent to a conversion price of approximately $10.50 per share), subject to adjustment. If specified “fundamental changes” described in the Indenture occur prior to December 15, 2016, we will increase the conversion rate for a Holder who elects to convert its notes in connection with such fundamental change upon conversion in certain circumstances. The additional shares to be issued are based on a table to be attached to the Indenture calculated on the basis of the closing price of the Company’s common stock of $8.04 on December 2, 2011. No adjustment will be made if the common stock price on the effective date of the fundamental change is greater than $50.00 or less than $8.04. In no event will the shares of common stock issuable upon such conversion exceed 124.3781 per $1,000 principal amount of the New Notes.

Holders may require the Company to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the New Notes on December 15 of 2016 and 2021, plus accrued and unpaid interest to, but excluding, the repurchase date. If a designated event (deemed to have occurred upon a fundamental change or a termination of trading) occurs prior to the maturity date of the New Notes, the Holders may require the Company to repurchase all or part of their New Notes at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date.

Beginning on December 20, 2016, the Company may redeem the New Notes, in whole or in part, for cash at a price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference. The New Notes will be issued to the Holders pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) thereof on the basis that the Exchange constitutes an exchange with existing holders of the Company’s securities and no commission or other remuneration has been or will be paid by the Company or the Subsidiary Guarantors, directly or indirectly, for soliciting the Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: December 7, 2011	By:	/s/ DONALD A. COLVIN
Donald A. Colvin
Executive Vice President and Chief Financial Officer

3